                                                                   EXHIBIT 10.6






           LEASE AGREEMENT DATED JULY 8, 1997 BY AND BETWEEN CPA:12, INC.


                   AS LANDLORD, AND PAGG CORPORATION, AS TENANTS

                                 LEASE AGREEMENT
                                 by and between

                           GGAP (MA) QRS 12 - 31, INC.
                           a Massachusetts corporation

                                   as LANDLORD
                                       and
                               PAGG CORPORATIONS,
                          a Massachusetts Corporation,
                                    as TENANT
                        Premises:   425 Fortune Boulevard
                                    Milford, Massachusetts


                            Dated as of: July 8, 1997

                                TABLE OF CONTENTS

                                                                              Page
                                                                              ----
     Parties .............................................................     1
 1.  Demise of Premises ..................................................     1
 2.  Certain Definitions .................................................     1
 3.  Title and Condition .................................................     7
 4.  Use of Leased Premises; Quiet Enjoyment .............................     9
 5.  Term ................................................................     9
 6.  Basic Rent ..........................................................    10
 7.  Additional Rent .....................................................    10
 8.  Net Lease; Non-Terminability ........................................    12
 9.  Payment of Impositions ..............................................    13
10.  Compliance with Laws and Easement Agreements;
     Environmental Matters ...............................................    14
11.  Liens; Recording and Title ..........................................    16
12.  Maintenance and Repair ..............................................    16
13.  Alterations and Improvements ........................................    17
14.  Permitted Contests ..................................................    18
15.  Indemnification .....................................................    19
16.  Insurance ...........................................................    20
17.  Casualty and Condemnation ...........................................    23
18.  [Intentionally Deleted] .............................................    25
19.  Restoration .........................................................    25
20.  [Intentionally Deleted] .............................................    26
21.  Assignment and Subletting; Prohibition
     against Leasehold Financing .........................................    26
22.  Events of Default ...................................................    28
23.  Remedies and Damages Upon Default ...................................    30
24.  Notices .............................................................    33
25.  Estoppel Certificate ................................................    33
26.  Surrender ...........................................................    34
27.  No Merger of Title ..................................................    34
28.  Books and Records ...................................................    35
29.  Non-Recourse as to Landlord .........................................    35
30.  Financing ...........................................................    35
31.  Subordination .......................................................    36
32.  Covenants ...........................................................    36
33.  Tax Treatment; Reporting ............................................    36
34.  Miscellaneous .......................................................    36


EXHIBITS

   Exhibit           "A"       -  Premises
   Exhibit           "B"       -  Machinery and Equipment
   Exhibit           "C"       -  Schedule of Permitted Encumbrances
   Exhibit           "D"       -  Rent Schedule
   Exhibit           "E"       -  Covenants
   Exhibit           "F"       -  Related Documents

      LEASE AGREEMENT, made as of this 8th day of July, 1997, between GGAP (MA) QRS 12-31, INC., a Massachusetts corporation ("Landlord"), with an address c/o
W. P. Carey & Co., Inc., 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and PAGG CORPORATION, a Massachusetts corporation ("Tenant"), with an address at 425 Fortune Boulevard, Milford, Massachusetts 01757.

      In consideration of the rents, and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

      1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified and subject to the terms of the Ground Lease, the following described property (collectively, the "Leased Premises"): (a) Landlord's leasehold interest in the premises described in Exhibit "A" hereto and created by the Ground Lease (as hereinafter defined), together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").

      2. Certain Definitions.

            "Additional Rent" shall mean Additional Rent as defined in

Paragraph 7.

            "Adjoining Property" shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises.

            "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

            "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

            "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

            "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

            "Basic Rent Payment Dates' shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

            "Casualty" shall mean any injury to or death of any person or any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises or arising from the Adjoining Property.

            "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

            "Condemnation" shall mean a Taking.

            "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

            "Costs" of Landlord or Tenant associated with a specified transaction shall mean all reasonable costs and expenses incurred by Landlord or Tenant associated with such transaction (but only if appropriate to the particular transaction), including without limitation, reasonable attorneys' fees and expenses, court costs, and brokerage fees, as the circumstances require.

            "Covenants" shall mean the covenants and agreements described on Exhibit "E".

            "CPI" shall mean CPI as defined in Exhibit "D" hereto.

            'Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

            "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.

            "Environmental Law, shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that is reasonably likely to impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto) (collectively, "RCRA"), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

            "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which is reasonably likely to result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which is reasonably likely to result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding at, under, on or from the Leased Premises at any time prior to the expiration of the Term or earlier termination of this Lease, of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which is reasonably likely to result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which is reasonably likely to result in a creation of a lien on the Leased Premises under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law.

            "Equipment" shall mean the Equipment as defined in Paragraph 1.

            "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

            "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

            "Ground Lease" shall mean that certain Ground Lease, dated November 1, 1988, between Howard A. Fafard, as lessor, and Paul J. Beattie, Trustee of Granite Park Realty Trust, as lessee, as amended by an Amendment to Ground Lease, dated September 29, 1989, notice of which is recorded in the Worcester District Registry of Deeds in Book 12391, Page 304, the interests of lessor and lessee being thereafter assigned of record.

            "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

            "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

            "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance regulated under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

            "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

            "Improvements" shall mean the Improvements as defined in Paragraph 1.

            "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

            "Insurance Requirements" shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.

            "Land" shall mean the Land as defined in Paragraph 1.

            "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

            "Lease" shall mean this Lease Agreement.

            "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

            "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

            "Legal Requirements" shall mean the applicable requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, useability by, and discrimination against, disabled individuals), and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, which relate to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises.

            "Lender" shall mean any person or entity (and their respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or is the holder of any Note and gives written notice thereof to Tenant.

            "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

            "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord or to any third party on behalf of Landlord.

            "Mortgage" shall mean any mortgage or deed of trust from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

            "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord, Lender or Tenant),
(iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord, Lender and Tenant in collecting such award or proceeds.

            "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

            "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

            "Person" shall mean an individual, partnership, association, corporation or other entity.

            "Present Value" of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) six percent (6%) per annum.

            "Prime Rate" shall mean the annual interest rate as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

            "Rent" shall mean, collectively, Basic Rent and Additional Rent.

            "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

            "State" shall mean the Commonwealth of Massachusetts.

            "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

            "Taking" shall mean any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.

            "Term" shall mean the Term as defined in Paragraph 5.

      3. Title and Condition.

            (a) The Leased Premises are demised and let subject to (i) the terms of the Ground Lease, (ii) the rights of any Persons in possession of the Leased Premises, (iii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iv) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (v) all present Legal Requirements, including any existing violation of any thereof, and (vi) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

            (b) Tenant acknowledges that the Leased Premises is in good condition and repair at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (Vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (Viii) USE, (ix) CONDITION, (x) MERCHANTABILITY,
(xi) QUALITY, (Xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

            (c) Tenant represents to Landlord that Tenant has reviewed Landlord's examination of title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that Tenant has only the subleasehold right of possession and use of the Leased Premises as to the Land and a leasehold right as to the Improvements and Equipment as provided herein, and that, to its knowledge, (i) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (ii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained,
(iii) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (iv) the Improvements have been fully completed in all material respects in a workmanlike manner of first class quality, and (v) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently fully operative in all material respects.

            (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all warranties, guaranties, indemnities and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said warranties, guaranties, indemnities and other rights shall automatically revert to Landlord.

      4. Use of Leased Premises; Quiet Enjoyment

            (a) Tenant may occupy and use the Leased Premises for manufacturing, assembly, research, development, warehouse, office and related or ancillary uses and for no other purpose without the prior written consent of Landlord which shall not be unreasonably withheld or delayed. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might be reasonably likely to (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) cause structural injury to any of the Improvements or (iv) constitute a public or private nuisance or waste.

            (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord or any Person claiming by, through or under Landlord, with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant (which shall be not less than 2 business days except in the case of an emergency, in which no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof. Any such entry shall be done in a manner that does not interfere with Tenant's operations, with Tenant's representative present, and in compliance with Tenant's confidentiality procedures and requirements.

      5. Term

            (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the one hundred forty-fourth (144th) full calendar month next following the date hereof (the "Expiration Date").

            (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th), anniversary of the Expiration Date (the Expiration Date and such anniversary being a "Renewal Date"), Tenant shall have the right to extend the Term for an additional period of five (5) years, provided that Tenant shall have notified Landlord in writing at least one (1) year prior to the next Renewal Date that Tenant is extending this Lease as of the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified.

            (c) If Tenant does not exercise its option to extend or further extend the Term, or if this Lease has been terminated following an Event of Default, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times and upon notice and in the manner specified in Paragraph 4(b) as Landlord may select.

      6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), commencing on the first day of August, 1997, and continuing on the first day of each November, February, May and August thereafter during the Term (each such day being a "Basic Rent Payment Date"). Each such rental payment shall be made, at Landlord's sole discretion, (a) to Landlord at its address set forth above and/or to one other Person, at such addresses and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant, and (b) by a check delivered on or prior to the applicable Basic Rent Payment Date, or by wire transfer in Federal Funds. Pro rata Basic Rent for the period from the date hereof through the last day of the month hereof shall be paid on the date hereof.

      7. Additional Rent.

            (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                  (i) except as otherwise specifically provided herein, all costs and expenses of Tenant and Landlord specifically referenced herein which are incurred in connection or associated with (A) charges from third parties that Tenant is obligated to pay hereunder in connection with the use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any Condemnation proceedings, (D) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (E) the prosecution, defense or settlement of any litigation involving or arising from Tenant's use, operation, maintenance and repair of any of the Leased Premises or Tenant's obligations under this Lease, (F) the proper exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (G) any amendment to or modification or termination of this Lease made at the request of Tenant,
(H) reasonable fees and expenses of Landlord's counsel incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant pursuant to its rights under this Lease, (I) the Ground Lease and (J) any other items specifically required to be paid by Tenant under this Lease;

                  (ii) after the date all or any portion of any installment of Basic Rent is due and not paid, an amount equal to five percent (5%) of the amount of such unpaid installment or portion thereof, provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any consecutive twelve (12) month period, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within ten (10) days' following notice from Landlord that such installment is overdue;

                  (iii) interest at the rate (the "Default Rate") of three percent (3%) over the Prime Rate per annum on the following sums until paid in full; (A) all overdue installments of Basic Rent after the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord so long as Landlord shall have notified Tenant of any such sums at least ten (10) days prior to payment and Tenant shall not have paid the same prior to expiration of such period, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

             (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid to Landlord or any such third party, as Tenant may elect, within twenty (20) days after Landlord's demand for payment thereof which shall be accompanied by a copy of any such bill, and (ii) any other Additional Rent which Tenant is to pay directly to Landlord, within twenty (20) days after Landlord's demand for payment thereof.

            (c) In no event shall amounts payable under Paragraph 7(a)(ii),
(iii) and (iv) exceed the maximum amount permitted by applicable Law.

      8. Net Lease; Non-Terminability.

            (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

            (b) Except as otherwise expressly provided herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following: (i) any damage to or theft, loss or destruction of any of the Leased Premises unless caused by the affirmative actions of Landlord or Lender or any of their agents, employee or contractors, (ii) any default on the part of Landlord hereunder or under any Note, Mortgage, Assignment or any other agreement so long as the same does not cause a termination of this Lease, (iii) any latent or other detect in any of the Leased Premises, (iv) the breach of any warranty of any seller or manufacturer of any of the Equipment, (v) any violation of any provision of this Lease by Landlord, (vi) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord, (vii) the exercise of any remedy, including foreclosure, under any Mortgage or Assignment so long as the same does not cause a termination of this Lease, (viii) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord, the landlord under the Ground Lease or any court under the Federal Bankruptcy Code or otherwise, (ix) any interference with Tenant's use of the Leased Premises (unless such interference is caused by the affirmative actions of Landlord, its agents, employees or contractors, is material and is not as a result of an Event of Default) or (x) market or economic changes.

            (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events except as otherwise specifically provided herein (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected except as otherwise specifically provided herein unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Bankruptcy Code).

            (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

      9. Payment of Impositions.

            (a) Tenant shall, before interest or penalties are due thereon, provided that Tenant has timely received the applicable tax bills from the lessor under the Ground Lease, pay and discharge all taxes (including real and personal property, franchise, sales and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen or extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's leasehold interest in the Leased Premises, (iii) any of the Leased Premises, or (iv) Landlord as a result of or arising in respect of the ownership, occupancy, leasing, use or possession of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord, (C) any capital gains tax imposed on Landlord or (D) any amounts claimed or incurred for any period other than the Term. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions and which can be filed by it. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten
(10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten (10) days after Landlord's request therefor. Landlord shall, promptly upon receipt thereof, forward copies to Tenant of any notices, bills, demands or the like from any third parties for any Impositions or other Additional Rent that Tenant is obligated to pay hereunder.

            (b) Landlord shall have the right during the occurrence of an Event of Default or if required by any Lender to require Tenant to pay to Landlord an additional monthly sum (each an "Escrow Payment") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall reasonably determine the amount of the Escrow Charges and of each Escrow Payment. As long as the Escrow Payments are being held by Landlord the Escrow Payments shall not be commingled with other funds of Landlord or other Persons and interest thereon shall accrue for the benefit of Tenant from the date such monies are received and invested until the date such monies are disbursed to pay Escrow Charges. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall reasonably determine but in any event not later than as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.

      10. Compliance with Laws and Easement Agreements; Environmental Matters.

            (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements, Legal Requirements (including all applicable Environmental Laws) and the Ground Lease. Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation.

            (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord.

            (c) In connection with any refinancing or sale of the Leased Premises (excluding Landlord's initial financing) or if reasonably required by any Lender and subject to the requirements of Paragraph 4(b), upon prior written notice from Landlord, Tenant shall permit such persons as Landlord or Lender may designate ("Site Reviewers") to visit the Leased Premises and perform environmental site investigations and assessments ("Site Assessments") on the Leased Premises for the purpose of determining whether there exists on the Leased Premises. The scope of such Site Assessment(s) shall conform to the reasonable requirements of such Lender in the case of a refinancing or the potential buyer in the case of a proposed sale. As reasonably requested, such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. Except as otherwise provided in Paragraph 30(a) the cost of any other Site Assessment shall be paid by Landlord. Landlord shall promptly provide Tenant with a copy of each Site Assessment report (including letter reports) and data provided to Landlord relating thereto. Provided that no monetary Event of Default then exists and is continuing, the designation of any Site Reviewers shall be subject to Tenant's approval, which shall not be unreasonably withheld or delayed.

            (d) Tenant shall notify Landlord promptly after becoming aware of any Environmental Violation which is required to be reported to any governmental authority under any applicable Environmental Law or of any release of any Hazardous Substance to the environment in violation of any applicable Environmental Law or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance. If Tenant fails to promptly commence or thereafter to diligently pursue the correction of any Environmental Violation (whether or not notice is required to be given to Landlord) which occurs or is found to exist, Landlord, following fifteen (15) days written notice to Tenant (except in the event of an emergency, in which case no notice shall be required) shall have the right to correct such Environmental Violation.

            (e) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party not to at any time

(i) cause any Environmental Violation to occur or (ii) permit any Person occupying the Leased Premises through said subtenant or concessionaire to cause any Environmental violation to occur.

      11. Liens; Recording.

            (a)Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by, resulting solely from any act or omission of, or caused by or consented to in writing by Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES UNLESS DISCHARGED OR BONDED OFF. LANDLORD MAY AT ANY TIME, AND AT LANDLORD'S REQUEST TENANT SHALL PROMPTLY, POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

            (b)Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

      12. Maintenance and Repair.

            (a) Tenant shall at all times maintain the Leased Premises and shall maintain or enforce its rights concerning maintenance of the Adjoining Property in as good repair and appearance as they are in on the date hereof and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except (as to the Leased Premises) for ordinary wear and tear and casualty damage, subject in such event to Tenant's restoration obligations under Paragraphs 17 and 19. Tenant shall take every other action necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all

Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13, except as otherwise specifically provided under the terms of Paragraphs 17 and 19.

            (b) if any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

      13. Alterations and Improvements.

            (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender, to make (i) Alterations or a series of related Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $250,000 and (ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $250,000, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and is continuing and the value and utility of the Leased Premises is not diminished thereby in any material respects. If the cost of any Alterations, series of related Alterations, Equipment or accessions thereto is in excess of $250,000, the prior written approval of Landlord shall be required, such approval not to be unreasonably withheld, delayed or conditioned. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord, such approval not to be unreasonably withheld, delayed or conditioned.

            (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such

Alterations and actions being hereinafter collectively referred to as "Work"), whether or not Landlord's consent is required, then (i) the market value of the Leased Premises shall not be lessened in any material respect or its usefulness impaired in any material respect by any such Work, (ii) all such work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements then in effect, (iv) all such Work shall comply with the Insurance Requirements, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall be in first class condition, (vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased, Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and except for items not treated as Equipment pursuant to Exhibit "B", and, subject to the terms of the Ground Lease, shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person claiming under Tenant, and
(ix) for Work that will cost in excess of $250,000 Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraphs 11(a) and 19(a)(i), whether or not such Work involves restoration of the Leased Premises.

      14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such contest no monetary Event of Default exists and is continuing and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings so long as during the pendency thereof none of the following shall occur: (i) the realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any material interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation of any insurance policy or a statement by the carrier that coverage will be denied. Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

      15. Indemnification.

            (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord and all other Persons described in Paragraph 29 (each an "Indemnitee") from and against any and all liabilities, losses, damages (excluding punitive and consequential damages, except to the extent payable to a third Person), penalties, Costs (including reasonable attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused (unless caused by the gross negligence or willful misconduct of the Indemnitee seeking indemnification), without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of the Leased Premises or Adjoining Property,
(ii) any casualty in any manner arising from the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

            (b) in case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant.

            (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

      16. Insurance.

            (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                  (i) Insurance against physical loss or damage to the Improvements and Equipment as provided under a standard "All Risk" property policy including but not limited to flood (if the Leased Premises is in a flood zone) and earthquake coverage in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $50,000 per occurrence.

                  (ii) Commercial General Liability Insurance (including but not limited to Incidental Medical Malpractice and Host Liquor Liability) and Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $10,000,000 per occurrence/annual aggregate.

                  (iii) Worker's compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Worker's Compensation Insurance, a program of insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

                  (iv) Comprehensive Boiler and Machinery Insurance on any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than $1,000,000 per accident for damage to property. Such policies shall include at least $1,000,000 per accident for Off-Premises Service Interruption and may contain a deductible not to exceed $50,000.

                  (v) Business Interruption Extra Expense Insurance at limits to cover 100% of losses and expenses incurred over the period of indemnity not less than one year from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of Landlord under this Lease.

                  (vi) During any period in which substantial Alterations at the Leased Premises are being undertaken, builder's risk insurance covering the total completed value including "soft costs" endorsements with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, workers compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

            (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:X or above and are admitted in, and approved to write insurance policies by, the State Insurance Department for the State. The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv), 16(a)(v) and 16(a)(vi) shall name Tenant as insured and Lender and Landlord as loss payee. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds. If said insurance or any part thereof shall expire, be withdrawn or become void, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

            (c) Each insurance policy referred to in clauses (i), (iv), (v) and
(vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of any of the Leased Premises.

            (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord original certificates.

            (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annual and amended as necessary based on Replacement Cost Valuations. The original or a certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord.

            (f) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all reasonable requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

            (g) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies thereof.

            (h) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against

Landlord and shall contain full waivers of subrogation against the Landlord.

                  (i) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                  (i) Except for proceeds payable to a Person other than Landlord, Tenant or Lender, all proceeds of insurance required under clauses
(ii), (iii), (iv), (v) and (vii) of Paragraph 16(a) and proceeds attributable to the general liability coverage provisions of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to Landlord or, if required by the Mortgage, to Lender.

                  (ii) Proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (vi) of Paragraph 16(a) shall be payable to Landlord (or Lender) and applied as set forth in Paragraph 17. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease.

      17. Casualty and Condemnation.

            (a) If any Casualty to the Leased Premises occurs Tenant shall give Landlord and Lender immediate notice thereof. So long as no monetary Event of Default exists and is continuing, Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall cooperate with Tenant in connection with such claims and shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord (which shall not be unreasonably withheld or delayed) and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If a monetary Event of Default exists and is continuing, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty and during such period Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, subject to the terms of Paragraphs 17(c) and 19. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

         (b) Tenant, immediately Upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no monetary Event of Default exists and is continuing, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to Join with Tenant herein. If a monetary Event of Default exists and is continuing, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise, but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

         (c) if (i) any insured Casualty or Condemnation shall occur and in the reasonable opinion of Tenant the Leased Premises can be substantially restored within one hundred eighty (180) days following the date of such Casualty or Condemnation to a functional unit sufficient for the operation of Tenant's business or (ii) if any uninsured Casualty shall occur, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary obligations in excess of amounts paid to Landlord under the insurance described in Paragraph 16(a)(v). Promptly after such Casualty or Condemnation and, at Tenant's option, notice of Landlords receipt of the Net Award, Tenant, as required in Paragraphs 12(a) and 13(b), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). So long as no monetary Event of Default exists and is continuing, any Net Award up to and including $250,000 shall be paid by Landlord to Tenant promptly upon receipt by Landlord and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraphs 12(a) and 13(b) of this Lease. Any

Net Award in excess of $250,000 shall be made available by Landlord (or Lender, if required by the terms of any Mortgage) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with the provisions of Paragraph 19 hereof.

         (d) If any Casualty or Condemnation shall occur and in the reasonable opinion of Tenant the Leased Premises cannot be substantially restored within such one hundred eighty (180) day period then, at Tenant's option, this Lease shall terminate (except for Surviving Obligations) as of the date Landlord receives the Net Award.

18. [Intentionally Deleted].

19. Restoration.

         (a) Landlord (or Lender if required by any Mortgage) shall hold Net Award in excess of $250,000 in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

             (i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, such approval not to be unreasonably withheld or delayed, (B) if Tenant shall have obtained the same, Landlord and Lender shall be provided with mechanics' lien insurance acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, and (C) if permitted by applicable law, appropriate waivers of mechanics' and materialmen's liens shall have been filed;

             (ii) at the time of any disbursement, no monetary Event of Default shall exist and be continuing and no mechanics, or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged or unbonded;

             (iii) disbursements shall be made promptly from time to time in an amount not exceeding the cost of the work completed since the last disbursement (assuming payment of such disbursement), upon receipt of (A) reasonably satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens in form reasonably satisfactory to Landlord and (C) a satisfactory bringdown of title insurance;

             (iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by an authorized representative of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon full completion of the work, also stating that the work has been fully completed and, to Tenant's knowledge, complies with the applicable requirements of this Lease;

             (v) Landlord or Lender may retain a portion of the restoration fund for the retainage established under the Construction Contracts until the restoration is fully completed;

             (vi) if the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

             (vii) such other reasonable conditions as Landlord or Lender may impose.

         (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

         (c) if any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

         20. [Intentionally Deleted].


         21. Assignment and Subletting; Prohibition against
Leasehold Financing.

         (a) (i) Tenant shall have the right upon not less than forty-five (45) days prior written notice to, but without the approval of, Landlord to assign this Lease or to sublet the Leased Premises in its entirety ("Preapproved Transfer") in connection with any transaction described in Sections 2 and 3 of Exhibit "E".

             (ii) If Tenant desires to assign this Lease other than with respect to a Preapproved Transfer, whether by operation of law or otherwise, then
Tenant shall, not less than forty-five (45) days prior to the date on which it desires to make any such assignment submit to Landlord information regarding the following with respect to the proposed assignee ("Review Criteria): (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the proposed assignee, taking into account factors such as environmental concerns and product liability. Landlord shall review such information and shall approve or disapprove the proposed assignee no later than the thirtieth (30th) day following receipt of all such information, such approval not to be unreasonably withheld or delayed, and Landlord shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based solely on its review of the Review Criteria using prudent business judgment.

         (b)(i) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, to enter into one or more subleases that demise, in the aggregate, up to but not in excess of fifty percent (50%) of the gross space in the Improvements with no consent or approval of Landlord being required or necessary ("Preapproved Sublet"). Other than pursuant to Preapproved Sublets at no time during the Term shall subleases for more than fifty percent (50%) of the gross space in the Leased Premises be permitted without the prior written consent of Landlord, which consent shall be reasonably granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee if the proposed sublet is for all or substantially all of the Leased Premises and a review of the factor described at clause (E) of the Review Criteria if the proposed sublet is for only a portion of the Leased Premises. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based solely on their reasonable review of the Review Criteria applying prudent business judgment (and shall not be unreasonably delayed).


         (C) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Leased Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

         (d) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

         (e) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord shall have the absolute right at any time following the occurrence of an Event of Default to collect such rents and sums of money and to retain the same. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases requiring Landlord's consent hereunder or the termination thereof, without the prior written approval of Landlord, which consent shall not be unreasonably withheld or delayed, nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof with respect to any of the Subleases nor do nor permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of any of the subleases.

         (f) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

         (g) Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of or decrease the rights of Tenant hereunder.

         22. Events of Default.

         (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this
Lease:

             (i) a failure by Tenant to make any payment of any Monetary Obligation when due, regardless of the reason for such failure;

             (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

             (iii) The breach of any Covenant shall occur;

             (iv) Tenant shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

             (v) a court shall enter an order, judgment or decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed ninety (90) days after it is entered;

             (vi) the Leased Premises shall have been vacated or abandoned;

             (vii) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

             (viii) the estate or interest of Tenant in any of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made; or

             (ix) an Event of Default beyond the expiration of any applicable grace or cure period shall occur under the Ground Lease.

         (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause
(iii), (iv), (v), (vi), (vii), (viii), or (ix) of Paragraph 22(a); or (B) the default consists of an assignment entered into in violation of Paragraph 21.
If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be ten (10) days from the date on which notice is given. If the default consists of a default under clause (ii) of Paragraph 22(a), other than the events specified in clause (B) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days), provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

         23. Remedies and Damages Upon Default.

         (a) It an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

             (i) Landlord may give Tenant notice of Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may following summary process, re-enter and repossess the Leased Premises. Upon or at any time after taking possession of the Leased Premises in accordance with the prior sentence, Landlord may, by legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

             (ii) After repossession of the Leased Premises pursuant to clause
(i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

             (iii) Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary obligations which arise or become due by reason of such Event of Default (including any customary reletting costs incurred by Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term and (B) Tenant shall have no option to extend or renew the Term,

         (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

             (i) If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys' fees, employees' expenses, costs of necessary Alterations and expenses and preparation for reletting.

             (ii) If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, it any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such costs of Landlord shall be considered to be Monetary obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

         (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity; provided, that Landlord shall not be entitled to obtain more than full satisfaction notwithstanding the exercise of multiple remedies by Landlord.

         (d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

         (e) No termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

         (f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD HEREUNDER, LANDLORD AND TENANT WAIVE ANY RIGHT TO A TRIAL BY JURY.

         (q) upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

         (h) No failure of either party (i) to insist at any time upon the strict performance of any provision of this

Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by a party of any provision hereof shall be deemed to have been made unless expressed in a writing signed by such party.

         (i) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

         (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

         24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith Shaw & McClay, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department and a copy of any notice given by Landlord to Tenant shall simultaneously be given to Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, Boston, MA 02110, Attn: Margaret M. Brill. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

         25. Estoppel Certificate. At any time upon not less than twenty (20) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent and Additional Rent have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder and (d) such other matters as the Requesting Party may reasonably request relating to the status of the Lease and the Leased Premises. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

         26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear and Casualty damage that Tenant is not otherwise required to restore pursuant to the terms of this Lease. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

         27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the leasehold estate in the Land and the fee estate in the remainder of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

         28. Books and Records.

         (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP") consistently applied.

         (b) Tenant shall deliver to Landlord and to Lender within ninety (90) days of the close of each fiscal year, annual audited financial statements of Tenant prepared by a nationally recognized firm of independent certified public accountants containing balance sheets, statements of income and retained earnings and statements of cash flow. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10 Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied.

         29. Non-Recourse as to Landlord Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (i) Landlord, (ii) any director, officer, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or any general partner of Landlord or any of its general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any successor partnership or corporation (or other entity) of Landlord or any of its general partners, shareholders, officers, directors, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any Person affiliated with any of the foregoing, or any director, officer, employee or agent at any thereof.

         30. Financing.

         (a) Tenant agrees to pay, within thirty (30) days of written request therefor, the reasonable balance of Tenant's legal fees and reasonable and customary costs and expenses such as legal fees, recording fees, title insurance, survey, mortgage points, if any, incurred by Landlord in financing the initial Loan, up to a maximum of $14,621.80.

         (b) If Landlord desires to obtain or refinance any Loan, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to consent to such financing if such consent is requested by such Lender subject to Tenant's receipt of a satisfactory recognition, subordination, non-disturbance and attornment agreement. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offset which Tenant may have against Landlord.

         31. Subordination. This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease, including Tenant's occupancy rights, and all of Tenant's other rights and Landlord's obligations hereunder and the agreement not to disturb Tenant's occupancy hereunder unless and until an Event of Default exists.

         32. Covenants. Tenants hereby covenants and agrees to comply with all the covenants and agreements described in Exhibit "E" hereto.

         33. Tax Treatment: Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under
Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

         34. Miscellaneous.

         (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

         (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation";
(ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

         (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Except as otherwise specifically provided herein, Landlord shall have the right, at its sole option, to withhold its consent whenever such consent is required under this Lease for any reason or no reason. Time is of the essence with respect to the performance by Tenant and Landlord of their respective obligations under this Lease.

         (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

         (e) This Lease and the documents listed on Exhibit "F" hereto which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

         (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

         (g) The covenants of this Lease shall run with the land and bind Landlord and Tenant and their respective successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, Tenant and their respective successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

         (h) If any one or more of the provision contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as it such invalid, illegal or unenforceable provision had never been contained herein.

         (i) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State- IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

                                         LANDLORD:

                                         GAG (MA) QRS 12-31, INC.,
                                         Massachusetts corporation

                                         By:
                                            ------------------------------------


                                         Title: Second Vice President
                                               ---------------------------------

ATTEST:                                  TENANT:
                                         PAGG CORPORATION,
                                         Massachusetts corporation

By: illegible                            By: Edward A. Price
   ----------------------------------       ------------------------------------


Title: Clerk                             Title: President
      -------------------------------          ---------------------------------


[Corporate Seal]

                                                                     EXHIBIT  A



LEGAL DESCRIPTION OF LOT 16A - LEASE AREA #2 (PAGG CORPORATION)

A CERTAIN PARCEL OF LAND LOCATED ON THE WESTERLY SIDE OF FORTUNE BOULEVARD IN THE TOWN OF MILFORD, WORCESTER COUNTY, AND THE COMMONWEALTH OF MASSACHUSETTS, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE WESTERLY SIDE OF FORTUNE BOULEVARD, SAID POINT BEING THE NORTHEASTERLY CORNER OF SAID PARCEL AND THE SOUTHEASTERLY CORNER OF LAND OF QUARRYVIEW REALTY TRUST: THENCE

S 20 degrees 51'13" E A DISTANCE OF 20.88 FEET TO A POINT OF CURVATURE, THENCE
                      SOUTHEASTERLY AND CURVING TO THE RIGHT ALONG THE ARC OF A
                      CURVE HAVING A RADIUS OF 5970.00 FEET AND A LENGTH OF
                      180.38 FEET TO A POINT OF TANGENCY: THENCE

S 19 degrees 07'21" E A DISTANCE OF 48.77 FEET TO A POINT AT THE NORTHEASTERLY
                      CORNER OF LAND OF FAFARD REAL ESTATE AND DEVELOPMENT
                      CORPORATION, KNOWN AS LOT 7. SAID POINT BEING 1037 FEET,
                      MORE OR LESS, NORTHERLY OF EAST MAIN STREET BY THE
                      WESTERLY SIDE OF FORTUNE BOULEVARD THE PREVIOUS THREE (3)
                      COURSES BY SAID WESTERLY SIDE OF FORTUNE BOULEVARD: THENCE

S 69 degrees 09'16" W A DISTANCE OF 390.02 FEET TO A POINT: THENCE

S 19 degrees 24'58" W A DISTANCE OF 139.16 FEET TO A POINT AT LAND OF DENNISON
                      DEVELOPMENT ASSOCIATES. THE PREVIOUS TWO (2) COURSES BY
                      SAID LAND OF FAFARD REAL ESTATE AND DEVELOPMENT
                      CORPORATION KNOWN AS LOT 7: THENCE

N 70 degrees 35'02" W A DISTANCE OF 275.08 FEET TO A POINT: THENCE

S 73 degrees 34'33" W A DISTANCE OF 149.88 FEET TO A POINT AT LEASE AREA #1 AND
                      THE PREVIOUS TWO (2) COURSES BOUNDED BY LAND OF SAID
                      DENNISON DEVELOPMENT CORPORATION; THENCE

N 14 degrees 27'44" W A DISTANCE OF 480.87 FEET ALONG SAID LEASE AREA #1 TO A
                      POINT AT OTHER LAND OF FAFARD REAL ESTATE AND DEVELOPMENT
                      CORPORATION KNOWN AS LOT 19: THENCE

N 71 degrees 21'13" E A DISTANCE OF 290.17 FEET BY SAID OTHER LAND OF FAFARD
                      REAL ESTATE AND DEVELOPMENT CORPORATION, KNOWN AS LOT 19.
                      TO A POINT AT THE NORTHWESTERLY CORNER OF SAID LAND OF
                      OUARRYVIEW REALTY TRUST: THENCE

S 20 degrees 51'13" E A DISTANCE OF 300.00 FEET TO A POINT: THENCE

N 69 degrees 08'47" E A DISTANCE OF 500.00 FEET TO THE POINT OF BEGINNING, THE
                      PREVIOUS TWO (2) COURSES BY SAID LAND OF QUARRYVIEW REALTY
                      TRUST.





SAID PARCEL CONTAINS AN AREA OF 299,784 SQUARE FEET OR 6.88 ACRES, MORE OR LESS, AND IS MORE PARTICULARLY SHOWN AS LOT 16A (LEASE AREA #2) ON A PLAN ENTITLED "EASEMENT AND LEASE AREA. PLAN OF LAND IN MILFORD, MASS., PROPERTY OF: HOWARD A. FAFARD. SCALE: 80 FEET TO AN INCH. DATE: NOVEMBER 22, 1988, GUERRIERE & HALNON, INC., 333 WEST STREET, MILFORD, MASS." RECORDED AT THE WORCESTER DISTRICT REGISTRY OF DEEDS IN PLAN BOOK 611 - PLAN 115.



NOTES

                                                                       EXHIBIT B
                                    EQUIPMENT

All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including "exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all inventory, personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation, as buildings, of the buildings which constitute part of the Leased Premises.

                                                                       EXHIBIT D


                               BASIC RENT PAYMENTS

         1. Basic Rent. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be $590,000 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $147,500 each.

         2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average. All Items, (1982-84=100) ("CPI") or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to reasonably agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules. of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the four (4) year period immediately preceding such adjustment.

         3. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the fourth (4th) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent shall be due and payable (the "First Full Basic Rent Payment Date"). As of the fourth (4th) anniversary of the First Full Basic Rent Payment Date and thereafter on the eighth (8th) and, if the initial Term is extended, on the twelfth (12th), sixteenth (16th) and twentieth (20th) anniversaries of the First Full Basic Rent Payment Date, Basic Rent shall be adjusted to reflect increases in the CPI during the most recent four (4) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the "Basic Rent Adjustment Date").

         4. Method of Adjustment for CPI Adjustment.

         (a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4(a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the "Prior Months") ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. An amount equal to the lesser of (x) the product of such multiplication or 12.55% of the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date.] As used herein, "Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months but occurring four (4) years earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing four (4) year period.

         (b) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date,

         (c) Notice of the new annual Basic Rent and a detailed explanation of the calculation setting forth the new Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord's rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the basic Rent Adjustment Date in question.

                                                                       EXHIBIT E



                                    COVENANTS

         1. Tenant shall maintain its corporate existence, rights and franchises in full force and effect in its jurisdiction of incorporation. Tenant shall qualify and remain qualified as a corporation in each jurisdiction in which failure to receive or retain such qualification would have a material adverse effect on the business, operations or financial condition of the enterprise comprised of the Tenant.

         2. The Tenant shall not consolidate with or merge into any other Person unless, immediately following such consolidation or merger Tenant is the surviving entity or, if not, the surviving corporation shall have, on a proforma basis, an Adjusted Consolidated Net Worth of not less than the Tenant's consolidated Net Worth immediately preceding such consolidation or merger.

         3. The Tenant shall not in a single transaction or series of related transactions, sell or convey, transfer, abandon or lease all or substantially all of its assets to any Person unless (i) immediately after such transaction, on a proforma basis, such Person shall have a Consolidated Net Worth of not less than the Tenant's Consolidated Net Worth immediately preceding such transaction; and (ii) this Lease is assigned to such Person, subject to and in accordance with Paragraph 21 of this Lease.

         4. The Tenant shall not without the consent of Landlord, which shall not be unreasonably withheld, engage, in any substantial manner, in any business except the electronics business.

         5. For the purpose of this Exhibit "E" the following terms shall have the following meanings;

             "Consolidated Net Worth" shall mean, at any date, the net worth of Tenant and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

             "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis.

             "Person" shall mean an individual, partnership, association, corporation or other entity.